EXHIBIT 5.1

August 16, 2023

Asure Software, Inc.

405 Colorado Street, Suite 1800

Austin, TX 78701

Ladies and Gentlemen:

We have acted as counsel for Asure Software, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of up to 3,333,333 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), including 500,000 shares that may be sold upon the exercise of an over-allotment option. The Shares will be issued pursuant to a Registration Statement on Form S-3 (No. 333-254138) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and declared effective by the Commission on April 21, 2021, and the related prospectus dated therein (the “Prospectus”) and the preliminary prospectus supplement filed with the Commission on August 16, 2023 pursuant to Rule 424(b) promulgated under the Act (the “Prospectus Supplement”). This opinion is being provided at your request to be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Prospectus or the Prospectus Supplement.

In rendering the opinion set forth below, we have examined and relied upon the Registration Statement, the Prospectus, the Prospectus Supplement, the Company’s Restated Certificate of Incorporation and Third Amended and Restated Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; and the accuracy, completeness and authenticity of certificates of public officials.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of August 16, 2023, the Shares have been duly authorized and, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, the Prospectus and the Prospectus Supplement, will be validly issued, fully paid and nonassessable.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware and the federal laws of the United States, as in effect on August 16, 2023.

We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K filed by the Company with the Commission on August 17, 2023 and the incorporation of this opinion by reference in the Registration Statement and to the reference to our firm in the Prospectus Supplement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Asure Software, Inc.

August 16, 2023

Very truly yours,

COZEN O’CONNOR

/s/ Cozen O’Connor